Exhibit 10.52
January 1, 2023
TheNumber, LLC
1 World Trade Center
85th Floor
New York NY 10007
Re: Addendum to Amended and Restated Technology Integration and
License Agreement
Dear Sofia:
TheNumber, LLC (“TheNumber”) and Better Holdco, Inc. and its subsidiaries (“Better” and, together with TheNumber, the “Parties” and each a “Party”) believe that TheNumber’s existing technology infrastructure can enhance Better’s ability to provide a transaction-agnostic, self-resolving, discoverable interface atop Better’s ever-growing pool of high-value, high-fidelity customer data while limiting unnecessary re-development risk. This Addendum to the Amended and Restated Technology Integration and License Agreement (this “Addendum”) between TheNumber and Better extends the Technology Integration and License Agreement entered into by and between the parties on November 12, 2021 (the “Letter Agreement”).
In consideration of the mutual covenants set out in the Letter Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by us and your acceptance and acknowledgement of this Letter Agreement, the Parties agree as follows:
Continuation of Existing Services. TheNumber shall use commercially reasonable efforts to continue providing the services set forth in Exhibit B to the Letter Agreement, which include, among other things, lead sourcing and loan performance analysis, to Better (collectively, the “Existing Services”). The provision of these Existing Services also includes allocating reasonable personnel resources to deliver the Existing Services and to respond to questions or other requests from Better, its employees and consultants.
Provision of Additional Services. From time to time, Better may choose to request additional services from TheNumber via written request in the form of a purchase order.
TheNumber Personnel. TheNumber may determine which of its personnel provide Existing and Additional Services (“Employees”) under this Addendum. Employees not specified in Exhibit C to the Letter Agreement must be approved by Better.
Fees. Better will pay TheNumber for professional services rendered for the benefit of Better by TheNumber Employees, provided that invoices are itemized by: (1) Employee; (2) number of hours worked on the service; (3) hourly rate for each Employee; and (4) a brief description of the work performed and the applicable existing or additional service(s). Additionally, Better will reimburse TheNumber for any third-party costs incurred by TheNumber in connection with such professional services, if such costs are pre-approved by Better and itemized in each invoice. Better will remit payment within thirty (30) days of invoice receipt, provided there is no dispute regarding the services rendered. If there is a dispute, Better will remit payment for the undisputed portion of the services rendered when due, and will, within fourteen (14) days, deliver a written notice of dispute to TheNumber reasonably identifying the details and basis of such dispute and TheNumber will have fourteen (14) days upon receipt thereof to cure.
Term and Termination. Unless terminated earlier, this Addendum will remain in effect for one (1) year after the date hereof, subject to an auto-renewal for an additional year, unless either Party notifies the other in writing of their intent not to renew no less than thirty (30) days before expiration of the term. Notwithstanding the foregoing, either Party may terminate this Addendum at any time upon thirty (30) days’ written notice.
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Very yours,

BETTER HOLDCO, INC.

By:	/s/ Paula Tuffin
	Name:	Paula Tuffin
	Title:	General Counsel

AGREED AND

ACCEPTED:

THENUMBER, LLC

By:	/s/ Sofia Skarlatos
	Name:	Sofia Skarlatos
	Title:	Acting General Counsel